Exhibit 21.1

Subsidiaries of the Registrant

The Registrant has the following subsidiaries which, except as indicated, do business under their legal names:

NAME	PLACE OF INCORPORATION/ORGANIZATION
Ambulatory Infusion Therapy Specialist, Inc.	Texas
Beijing Zhong Hen Yi Pi	China
Dallas Nevada, Inc.	Nevada
Doctors Practice Management, Inc.	Texas
DPM II, Inc.	Texas
Dynacq Healthcare, Inc.	Cayman Islands
Dynacq Huai Bei Healthcare, Inc.	China
Hangzhou Hu GangJing Investment Management Ltd.	China
Hangzhou Hu GangJing Medical Investment Ltd.	China
Hen De (Beijing) Art Development Ltd.	China
Hu Gang Jing (Hangzhou) Technology Co. Ltd.	China
Pasadena Nevada, Inc.	Nevada
Rui An Second People’s Hospital	China
Shanghai FengHan Enterprise Development Ltd.	China
Shanghai Hu Jing Investment Management Ltd.	China
Shanghai Run Tian Enterprise Ltd.	China
Sino Bond Inc. Limited	Hong Kong
Surgery Specialty Hospitals of America, Inc.	Nevada
Vista Community Medical Center, LLP d/b/a Surgery Specialty Hospitals of America – Southeast Houston Campus	Texas
Vista Dallas, LLC	Texas
Vista Healthcare, Inc.	Texas
Vista Holdings, LLC	Louisiana
Vista Hospital of Baton Rouge, LLC d/b/a Vista Surgical Hospital of Baton Rouge	Louisiana
Vista Hospital of Dallas, LLP d/b/a Vista Hospital of Dallas	Texas
Vista Land and Equipment, LLC	Texas
Vista Medical Management, LLC	Louisiana
Vista Surgical Center West, LLC	Texas
Wen Zhou Li Ji Hospital Investment Management Ltd.	China